                                                                    EXHIBIT 12.1


                              STONE CONTAINER CORP
          CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                          --------------------------------------------------------------------------
                                                          6 Months Ended June 30,               Year Ended December 31,
                                                          --------------------------------------------------------------------------
                                                          2003             2004      2003      2002      2001      2000       1999
                                                          --------------------------------------------------------------------------

Income (loss) from continuing operations before
     income taxes and cumulative effect of
     accounting change                                    $  (75)        $  (89)  $ (283)   $   27     $   30    $  208    $   (108)

Add (deduct):
     Undistributed (earnings) loss of owned affiliates        (4)             1       (4)       (7)        (1)        0          11
     Interest expense (a)                                    121            118      238       264        340       376         345
     Interest component of rental expense (c)                 11              8       22        24         25        24          25
                                                          --------------------------------------------------------------------------

Earnings available for fixed charges                      $   53         $   38   $  (27)      308     $  394    $  608    $    273
                                                          ==========================================================================

Fixed charges:
     Interest expense (a)                                 $  121         $  118   $  238       264     $  340    $  376    $    345
     Capitalized interest                                      0              1        0         0          0         0           0
     Interest component of rental expense (c)                 11              8       22        24         25        24          25
                                                          --------------------------------------------------------------------------

     Total combined fixed charges                         $  132         $  127   $  260       288     $  365    $  400    $    370
                                                          ==========================================================================

Ratio of earnings to fixed charges                           (b)            (b)      (b)      1.07       1.08      1.52         (b)
                                                          ==========================================================================

(a) Interest expense includes amortization of debt issuance cost of $3 million for the six months ended June 30, 2003 and 2004, and $6 million in 2003, $6 million in 2002, $6 million in 2001, $3 million in 2000 and $4 million in 1999.

(b) Earnings were inadequate to cover combined fixed charges for the six months ended June 30, 2003 and 2004 by $79 million and $89 million, respectively, and for the year ended December 31, 2003 and 1999 by $287 million and $97 million, respectively.

(c) The interest component of rental expense was deemed to be one-fourth of lease rental expense.